                                                                   EXHIBIT 10(c)


             CONFIDENTIAL GENERAL RELEASE AND SEPARATION AGREEMENT
             -----------------------------------------------------

                                 ("AGREEMENT")
                                   ---------

     1. This Agreement is entered into on this 1st day of March, 1999, by and between David S. Goldberg, his or her heirs, successors, administrators, assigns, agents and representatives (collectively and singularly referred to as "Employee") and InterTAN, Inc., and its affiliates, subsidiaries, shareholders, officers, directors, agents, employees and assigns (collectively and singularly "Employer").

     2. Employer is relocating its corporate offices from Fort Worth, Texas to Toronto, Ontario at some time between February 20, 1999 and May 30, 1999. Employee and Employer agree that Employee's employment with Employer will terminate effective on the earlier of April 9, 1999 or the date on which Employee is released from duty by the Employer (the "Termination Date"). In order to provide for an orderly termination of employment and to fully and finally settle all differences or claims which may have arisen between them, including, but not limited to, any and all claims or obligations arising out of the employment relationship between Employer and Employee, the parties agree to the following terms and conditions:

     (a) Employee agrees to remain in Employer's employ to continue to perform Employee's duties in a diligent manner until the Termination Date. Additionally, Employee agrees to the following terms and conditions of his continuing employment until the Termination Date:

         (i) Employee agrees to work on a full time basis on assignments at the Employer's Fort Worth and Toronto offices and locations at the direction of Brian E. Levy;

         (ii) Employer will reimburse Employee for travel to and from Toronto, paying for return trips to Fort Worth every two weeks, which may be for non-business purposes, provided Employer will only pay a maximum of three hundred fifty United States Dollars (U.S.$ 350.00) per trip and that the Employee will make advance reservations of commercial air travel;

         (iii) Employee will receive a per diem of thirty United States Dollars (US$ 30.00) per day while working in Canada;

         (iv) Employee may rent a car at Employer's expense while working in Canada, provided that any car rental is expressly agreed upon by Brian Levy prior to renting the vehicle; and,

             (v) Employee agrees that all confidential and proprietary information the Employee has learned or gained during his past and future employment with the Employer will be maintained in strictest confidence as attorney-client privileged information, confidential and/or proprietary information, and that Employee will not waive the Employer's attorney client privilege without prior notification and the express opportunity for Employer to assert such privilege.

     (b) On or before March 8, 1999, Employer agrees to pay to the Employee a full and final severance payment equivalent to One hundred thousand and one United States dollars (US$ 100,001.00) less applicable deductions for tax and FICA contributions. Employee agrees that none of the severance payment is eligible for Employer matching under the Employer's stock purchase plan.

     (c) On the Termination Date, the Employee shall receive all remaining unpaid salary, plus accrued but unused vacation through January 1, 1999, which is due and payable to Employee as a result of Employee's employment through the Termination Date. Provided, however, vacation schedules will be suspended by the Employer until the Termination Date, and vacation can only be scheduled and taken with the prior written approval of Brian E. Levy. And further provided that based on the Employee's current vacation days remaining and future scheduling items, the parties agree that the amount of vacation pay due and payable on the Termination Date shall not exceed two weeks.

     (d) On or before March 8, 1999, Employer further agrees to pay Employee a share of his fiscal 1999 incentive bonus prorated to the Termination Date. Such bonus will be calculated pursuant to the Employer's policies based on the Employer's profits through January 31, 1999. Employer further agrees that if Employee participates or contributes to the Employer's stock purchase plan, and/or 401(k) Plan to the extent eligible under the law, then Employer will match Employee's contribution at the normal matching rate for purposes of this bonus.

     (e) InterTAN agrees that with the exception of options granted or awarded to Employee in November, 1998, all incentive stock option granted to Employee from InterTAN shall immediately vest upon the Termination Date. Further InterTAN agrees that Employee will be granted an extension of the exercise date of such option and that such options shall be exercisable at any time within twelve (12) months of the Termination Date provided that Employee notifies Employer in writing by termination date of his desire to accept the offered extension.

     (f) InterTAN agrees that its Vice President/Controller will calculate Employee's Canadian income tax liability for calendar year 1999s and prepare a Canadian tax return for Employee for calendar year 1999. Such return shall be delivered to Employee in a timely fashion, but Employee shall be responsible for submitting the return to Canadian Authorities and for payment of any Canadian income taxes due on such income.

     (g) Until the Termination Date, Employee shall be eligible to continue under Employer's health plan, and Employer will continue its contribution thereto. Thereafter, Employee shall be eligible to continue health benefits to the extent required by the healthcare continuation provision of the Comprehensive Omnibus Budget Reconciliation Act of 1986 (COBRA) provided Employee makes the required election and pays the premiums for such coverage. Provided, however, if the Employer's health plan is terminated there shall be no further continuation coverage under COBRA. To the extent required, any HIPPA certificates will be provided by the Employer or its plan administrator upon request.

     (h) In exchange for the considerations described in paragraph b and c above, Employee does hereby irrevocably and unconditionally release, acquit and forever discharge Employer from any and all claims, obligations, actions, liabilities, claims, actions and causes of action of whatever kind and character, arising out of or in any way related to Employee's employment, association or contact with Employer, including but not limited to claims based upon express or implied contract, wages or benefits owed, covenants of fair dealing and good faith, option grants, wrongful discharge, the Texas Commission on Human Rights Act, the Texas Payday Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Acts of 1868 and 1873, the Age Discrimination in Employment Act, the Family Medical Leave Act of 1993, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act of 1938, and any local, state or federal law, regulation or ordinance whatsoever. It is the express intent of Employee to enter into this full and final settlement and compromise of any and all claims against Employer whatsoever. Employee will not permit any such claim to be filed on Employee's behalf. This Agreement and Release does not, however, waive any rights Employee may have to worker's compensation benefits on account of occupational injury, or vested benefits under the Employer's 401(k) plan.

     (i) Employee agrees that Employer has no obligation, contractual, statutory or otherwise to reemploy or hire Employee in the future.

     (j) On or before the Termination Date, Employee shall return to Employer all tangible and intangible forms of confidential and/or proprietary information of Employer and other property (collectively, the "Employer Property"), that Employee may have had in Employee's possession at any time during the term of, or before, his or her employment by Employer, including without limitation, all confidential information, whether oral or written, relating to the business of Employer that is not generally known to others in Employer's area of business, including without limitation (to the extent confidential), (i) any trade secrets, work product, processes, analysis, or know-how of Employer; (ii) Employer's advertising, product development, strategic and business plans and information; (iii) the company's financial statements or other financial information (collectively, the "Confidential Information"). In the event that the Employee has destroyed any Employer Property, including Confidential Information, Employee certifies that such Employer Property has been so destroyed in an irretrievable manner and that the Employee will make no attempts or allow any third parties to make any attempts to retrieve or recover any such destroyed Employer Property. Employee further acknowledges and agrees that the Confidential Information is and will be the sole and exclusive property of Employer. Employee will not use any Confidential Information for Employee's own benefit or disclose any Confidential Information to any third party, subsequent to Employee's employment with Employer. Employee understands and agrees that Employee's agreement to preserve Confidential Information is a material inducement for Employer to enter into this Agreement, that Employer shall suffer irreparable harm in the event of a breach of this paragraph, and that Employer shall be entitled to an injunction or other equitable relief to enforce the provisions of this paragraph.

     3. Employee agrees that for at least two years following the Termination Date he will not directly act as in-house counsel, as outside counsel or in any other manner, for any company, firm, client, person or entity, on any matter in which InterTAN is an actual or prospective party or target. Employee agrees that in whatever capacity he is employed in the next two years, that he will voluntarily remove himself from any discussion, research, comments, or negotiations which in involve InterTAN operations, practices or methods, or otherwise would potentially cause Employee to reveal knowledge he has gained of InterTAN through his provision of services as its General Counsel. Employee further agrees that any Confidential Information disclosed to him in his capacity as an officer and General Counsel of Employer shall continue to be treated as confidential attorney client communications or client confidences and shall never be disclosed by Employee to any party without Employer's express written consent.

     4. Employee stipulates and agrees not to initiate, join in, continue and/or institute any legal proceedings or process based upon the released claims or causes of action before any administrative, judicial or other form against Employer. Employee further agrees that Employee will not file nor permit to be filed on his or her behalf and will not agree to be a member of any potential or existing class seeking relief against Employer for any claim or cause of action covered by this Agreement.

     5. Employer, by virtue of this Agreement, does not admit any liability to any person or any violation of federal, state or local law, regulation or ordinance. Employer specifically disclaims any wrongdoing whatsoever against, or liability to, Employee.

     6.  Employee warrants and represents:

         a.  He is fully entitled to give this release and discharge;

         b. There are no prior assignments or transfers of any portion of or interest in any of his or her claims or causes of action;

         c. There are no liens or assignments in law or equity against the claim or cause of action; and

         d. Employee is fully aware of all facts and rights with regard to Employee's claims and/or causes of action.

     7. Should any provision of this Agreement be declared or be determined by any Court to be illegal or invalid, the validity of the remaining terms or provisions shall not be affected thereby, and said illegal or invalid provisions shall be deemed not to be a part of this Agreement.

     8. In the event Employee should revoke this Agreement or contend in any proceeding that this Agreement or any portion of it is invalid or unenforceable, then as a precondition to making such allegation, Employee agrees to refund in full to Employer all severance amounts received by Employee under this Agreement.

     9. This Agreement contains the entire agreement and understanding between the parties. It supersedes any and all prior negotiations, promises, agreements, understandings or contracts between the parties hereto, or their agents, pertaining to the subject matter of this Agreement. The terms of this Agreement are contractual, not a mere recital. Employee understands that Employee can consult with an attorney about this Agreement and has either done so or waives the opportunity to do so.

     10. This Agreement is made and signed in the state of Texas and it shall be interpreted, enforced and governed under the laws of Texas.

     11. In the event of any breach of this Agreement, the parties agree to final, binding, confidential and enforceable arbitration. Any controversy or claim between Employee and Employer arising out of or related to this Agreement shall be resolved and settled in accordance with the rules and procedures of the American Arbitration Association for the Resolution of Employment Disputes at the complaining party's written request filed within 180 days of the act or occurrence upon which the claim is based.

     12. Employee has read and understands this Agreement and enters into it voluntarily.

13. This Agreement hereby terminates and revokes Employee's participation in or rights to any sums or entitlements associated with the Company's deferred compension plan and related agreement.

WITNESS our signatures this 1st day of March, 1999.


                                        For EMPLOYEE:


                                        /s/ David S. Goldberg
                                        _______________________________________
                                        David S. Goldberg


                                        For InterTAN, Inc.:


                                        /s/ Brian E. Levy
                                        _______________________________________
                                        Chief Executive Officer